FOR IMMEDIATE RELEASE

BORLAND SOFTWARE ANNUAL STOCKHOLDERS’ MEETING SET FOR MAY 31, 2001

SCOTTS VALLEY, CA, January 26, 2001 — Borland Software Corporation (Nasdaq: BORL), which effective January 22, 2001 changed its name from Inprise Corporation, announced today that its 2001 Annual Meeting of Stockholders has been scheduled to be held on Thursday, May 31, 2001. Last year, the Company's Annual Meeting was held in late July. The Company also stated that the record date for determining stockholders entitled to vote at the 2001 Annual Meeting is April 12, 2001.

About Borland

Borland is a leading provider of high performance e-business implementation solutions. Borland is the vendor of choice for professional e-business solution providers who demand a vendor-independent implementation platform that supports rapid time to market, high productivity, performance and availability. Founded in 1983, Borland is headquartered in Scotts Valley, California, with operations worldwide. To learn more, visit Borland at http://www.borland.com/, the community site at http://community.borland.com or call Borland at 800-632-2864.

NOTE: Borland’s product names are trademarks or registered trademarks of Borland Software Corporation, formerly known as Inprise Corporation. Other names mentioned herein may be trademarks of the party using such names. Forward-looking statements in this release, including but not limited to, those concerning Borland’s future financial performance, product development plans, global expansion plans, estimated size of potential customer markets, the projected acceptance by existing or potential customers of new technologies and the potential features of or benefits to be derived from the products developed, marketed or sold by Borland, involve a number of uncertainties and risks, and actual events or results may differ materially. Factors that could cause actual events or results to differ materially include, among others, the following: possible disruptive effects of organizational or personnel changes by Borland, shifts in customer demand, market acceptance of new or enhanced products developed, marketed or sold by Borland, delays in scheduled product availability dates, actions or announcements by competitors, software errors, general business conditions and market growth rates in the client/server and Internet software markets, and other factors described in the reports on Forms 10-K and 10-Q filed with the SEC by Borland Software Corporation.